Exhibit 8.1

Subsidiaries

Entity	Jurisdiction of Formation
Pacific Drilling do Brasil Investimentos Ltda.	Brazil

Pacific Drilling do Brasil Serviços de Perfuração Ltda	Brazil

Pacific Drilling Services Pte. Ltd.	Singapore

Pacific International Drilling West Africa Ltd.	Nigeria

Pacific Drilling Netherlands Coöperatief U.A.	The Netherlands

Pacific Drilling N.V.	Curacao

Pacific Drilling Administrator Ltd.	British Virgin Islands

Pacific Deepwater Construction Limited	British Virgin Islands

Pacific Drilling International Ltd.	British Virgin Islands

Pacific Drilling Manpower Ltd.	British Virgin Islands

Pacific Drilling Operations Limited	British Virgin Islands

Pacific Drilling South America 1 Limited	British Virgin Islands

Pacific Drilling South America 2 Limited	British Virgin Islands

Pacific Drilling V Limited	British Virgin Islands

Pacific Drilling VII Limited	British Virgin Islands

Pacific Drilling VIII Limited	British Virgin Islands

Pacific Bora Ltd.	Liberia

Pacific Mistral Ltd.	Liberia

Pacific Scirocco Ltd.	Liberia

Pacific Drilling Limited	Liberia

Pacific Drilling, Inc.	USA, Delaware

Pacific Drilling International, LLC	USA, Delaware

Pacific Drilling Services, Inc.	USA, Delaware

Pacific Drilling Manpower, Inc.	USA, Delaware

Pacific Drilling Operations, Inc.	USA, Delaware

Pacific Drillship S.à r.l.	Luxembourg

Pacific Drilling Manpower S.à r.l.	Luxembourg

Pacific Santa Ana S.à r.l.	Luxembourg

Pacific Sharav S.à r.l.	Luxembourg

Pacific Drilling (Gibraltar) Limited	Gibraltar

Pacific Drillship (Gibraltar) Limited	Gibraltar

Pacific Drilling Holding (Gibraltar) Limited	Gibraltar

Pacific Santa Ana (Gibraltar) Limited	Gibraltar